Exhibit 10.3

SEVERANCE AGREEMENT AND GENERAL RELEASE

This Severance Agreement and General Release (“Agreement”), dated January ___, 2015, is among American Water Works Company, Inc. and American Water Works Service Company, Inc. (collectively, “American Water” or the “Company”) and Kellye L. Walker (the “Executive”).

RECITALS

WHEREAS, the Executive has been employed by the Company as Senior Vice President, General Counsel and Secretary;

WHEREAS, the Executive and the Company previously entered into a Letter Agreement, dated November 11, 2014, (the “Letter Agreement”) pursuant to which it was agreed that Executive’s employment with American Water would terminate on January 6, 2015 (the “Separation Date”) and Executive would receive certain payments if Executive executes, and does not revoke, this Agreement; and

WHEREAS, without admission of liability on the part of either of the Executive or the Company (herein, the “Parties”), the Parties desire to resolve amicably the Executive’s separation from employment, and to establish the terms of a severance agreement and release of claims.

NOW, THEREFORE, in consideration of the promises and conditions set forth herein, the sufficiency of which is hereby acknowledged, the Company and the Executive agree as follows:

1.

Termination of Employment; Consulting Obligations Following Termination.  Executive understands and agrees that her termination of employment is effective as of the close of business on the Separation Date.  Executive agrees that for the six (6) month period following the Separation Date, Executive shall provide consulting services to the Company, which services shall be those as are reasonably requested by the Company’s Chief Executive Officer; provided, that these consulting services shall not limit Executive’s ability to become employed by another employer.

2.

Severance; Conditions of Receipt and Timing.  In return for the execution and non-revocation of the Agreement and the full performance by the Executive of the Executive’s obligations described in this Agreement, the Company agrees to provide the Executive with the following:

a.

Executive will receive a cash severance payment equal to $612,250 (the “Severance Payment”), less applicable federal, state and local tax withholdings and deductions in accordance with the Company’s normal payroll practices.  The Severance Payment will be paid to Executive in substantially equal installments over the twelve (12) month period following the Separation Date (the “Severance Period”) in accordance with the Company’s payroll schedule in effect on the Separation Date; provided, that the first payment shall be paid to Executive within thirty (30) days following the Separation Date and include any installments that would be payable within such thirty (30) day period, and the subsequent installment payments shall be paid in accordance with the Company’s scheduled payroll dates over the remainder of the twelve (12) month period from the Separation Date.

b.

Executive will receive a cash payment equal to $318,125 (the “Consulting Payment”), less applicable federal, state and local tax withholdings and deductions in accordance with the Company’s normal payroll practices, which Consulting Payment is intended to compensate Executive for the consulting services that Executive has agreed to provide to the Company for the six (6) month period following the Separation Date.  The Consulting Payment will be paid to Executive in substantially equal installments over the six (6) month period following the Separation Date in accordance with the Company’s payroll schedule in effect on the Separation Date; provided, that the first payment shall be paid to Executive within thirty (30) days following the Separation Date and include any installments that would be payable within such thirty (30) day period, and the subsequent installment payments shall be paid in accordance with the Company’s scheduled payroll dates over the remainder of the six (6) month period from the Separation Date.

c.

For the eighteen (18) month period following the Separation Date (the “Continuation Period”), Executive shall continue to be eligible to receive the group health insurance coverages under the Company’s health plans in which Executive was participating immediately prior to the Separation Date, provided that such participation is permissible under the health benefit provisions under the federal Consolidated Omnibus Budget Reconciliation Act (“COBRA”) and subject to the terms of the applicable plan documents and subject

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to such changes to the terms of such plans as the Company determines shall apply to employees of the Company generally; provided further that, in order to receive such coverages for the Continuation Period, Executive shall be required to pay to the Company, at or prior to the time that premium payments are due for the month, the full monthly COBRA premium required by the Company under such plans for continuation coverage by terminated employees and if Executive ceases to pay the applicable COBRA premium in accordance with the terms set forth herein, the continuation coverage shall end.  During the Continuation Period, the Company will reimburse to Executive, on the first Company payroll date of each month that follows the date such payment is due, an amount equal to (x) the monthly payment Executive paid for such continuation coverage, less (y) the amount that Executive would have been required to pay for such coverage if Executive had been employed by the Company at such time, (the “COBRA Payment”), less applicable federal, state and local tax withholdings and deductions in accordance with the Company’s normal payroll practices; provided that Executive shall cease to be eligible to receive the monthly COBRA Payments on the earliest of: (I) the end of the Continuation Period, (II) the first month in which Executive does not pay the applicable monthly COBRA continuation coverage premium, (III) the first month Executive is eligible to be covered by another employer’s group health plan, or (IV) the date Executive otherwise ceases to be eligible for coverage under such plans under COBRA.

d.

With respect to the Company’s 2014 Annual Incentive Plan (“2014 AIP”), Executive will be eligible to receive a bonus award under the 2014 AIP, which bonus award amount will be determined by multiplying (i) Executive’s target award amount, by (ii) the corporate multiplier that is approved by the Board of Directors based on the Company’s performance.  The 2014 AIP award will be paid to Executive at the same time as continuing employees are paid their bonuses under the 2014 AIP, which shall be between March 1, 2015 and March 14, 2015, subject to any deferral agreement Executive previously entered into with the Company with respect to the 2014 AIP.

e.

Conditions of Receipt and Timing.  The Executive shall not be entitled to receive the amounts described in subsections a. through d. of this Section 2 unless and until (i) the Executive signs this Agreement, (ii) the seven (7)-day Revocation Period referenced in Section 4(c)(vi) below expires without the Executive having exercised the Executive’s right of revocation, and (iii) all Company property has been returned to the Company in accordance with Section 6 below.

f.

No Other Severance Benefits. Executive acknowledges and agrees that the amounts set forth in subsections a. through d. of this Section 2 are in complete satisfaction of any and all compensation and benefits due to Executive from the Company, and that no further severance, compensation, benefits or other amounts are owed or will be paid to Executive, other than the amounts described in Section 3 of the Agreement.

3.

Accrued Benefits. In addition to the amounts provided under Section 2 of this Agreement, following Executive’s Separation Date, Executive will be entitled to receive all (i) accrued, but unpaid, base salary earned by, but not paid to, Executive prior to Executive’s Separation Date, which will be paid to Executive on the first Company payroll date that follows Executive’s Separation Date, subject to any deferral agreement Executive previously entered into with the Company with respect to such base salary; (ii) any accrued, but unused, vacation as of Executive’s Separation Date, which will be paid to Executive on the first Company payroll date that follows Executive’s Separation Date; and (iii) any accrued or owing, but not yet paid, vested benefits under the Company’s 401(k) plan and nonqualified deferred compensation plan in which Executive participated, which will be paid to Executive at the times provided under such plans.  Any stock options, restricted stock units and performance stock unit grants that were granted to Executive under the American Water Works Company, Inc. 2007 Omnibus Equity Compensation Plan (collectively, the “Equity Awards”) that are outstanding and vested as of Executive’s Separation Date will be subject to the terms and conditions of the respective grant agreements covering such Equity Awards, and any outstanding Equity Awards which are not vested as of Executive’s Separation Date are terminated as of Executive’s Separation Date and Executive shall have no further rights with respect to such unvested Equity Awards.

4.	General Release of Legal Claims; Cooperation; Indemnification.
a.

General Release of Legal Claims.  Except as expressly permitted or required by this Agreement or by law and as set forth in Section 4(b) below, the Executive (on behalf of the Executive and the Executive’s heirs, successors, assigns and representatives) hereby agrees to unconditionally and irrevocably release and discharge, to the maximum extent permitted by law, American Water Works Service Company, Inc., American Water Works Company, Inc., and all of their respective divisions, parents, subsidiaries, affiliates or related companies, their past, present and future officers, directors, shareholders, benefit plans, insurers, attorneys, legal representatives, employees and agents and all of their respective heirs, executors,

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administrators, successors and assigns, or any other persons and/or entities through which American Water has acted with respect to the Executive (collectively, the “Releasees”) from any and all claims or causes of action, suits, and demands whatsoever in law or in equity, known or unknown, arising out of or in any way connected with, or relating to any event, matter or occurrence existing or occurring before Executive signs this Agreement, including, but not limited to:

i.	any claims relating to the Executive’s employment with or separation of employment from the Company;
ii.

any statutory, regulatory, common law or other claims of any kind, including, but not limited to, breach of contract claims (whether written or oral, express or implied), tort claims, public policy claims, defamation claims, retaliation claims, wrongful discharge claims, claims for emotional distress or pain and suffering and claims of fraud or misrepresentation;

iii.	any claims for attorneys’ fees or costs;
iv.

any claims for monetary damages based on discrimination, retaliation or harassment claims including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, as amended, the Employee Retirement Income Security Act of 1974, as amended, and the Americans With Disabilities Act (“ADA”), as amended;

v.

any claims under the Pennsylvania Human Relations Act, the Pennsylvania Equal Pay Law, the Pennsylvania Breastfeeding Rights law, the Pennsylvania Smoking in the Workplace law, the Pennsylvania Whistleblower Law, the Pennsylvania Pregnancy Guidelines of the Pennsylvania Human Relations Commission, the Pennsylvania Minimum Wage Law, and Pennsylvania common law;

vi.

any claims under the New Jersey Law Against Discrimination, the New Jersey Conscientious Employee Protection Act, the New Jersey State Wage and Hour Law, the New Jersey Equal Pay Act, the New Jersey Family Leave Act, the New Jersey Constitution, the New Jersey Security and Financial Empowerment Act, and New Jersey common law;

vii.	any and all other claims under applicable state, county or local ordinances or regulations; or any whistleblower or other law prohibiting retaliation to the extent permitted by law;
viii.	any claims regarding leaves of absence, including, but not limited to, claims under the Family and Medical Leave Act or any federal, state or local law or statute relating to leave;
ix.

any claims for unpaid or withheld wages, severance, benefits, bonuses, commissions and/or other compensation of any kind, including, but not limited to, claims under any applicable federal, state or local laws;

x.

any claims for monetary damages under the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended by the Older Workers Benefit Protection Act (“OWBPA”), and any applicable federal, state or local laws;

xi.

any claims for health and welfare benefits including, but not limited to, life insurance, accidental death and disability insurance, sick leave or other employer provided plans or programs for group health insurance coverage (excluding claims for COBRA continuation coverage);

xii.	any claims under any federal, state or local military leave laws, including the Uniformed Services Employment and Reemployment Rights Act;
xiii.	any claims under the Occupational Safety and Health Act;
xiv.	any claims under the federal Worker Adjustment and Retraining Notification Act or state law equivalent statutes;
xv.	any claims under the Fair Credit Reporting Act;
xvi.	any claims under the National Labor Relations Act;
xvii.	any claims under the Sarbanes-Oxley Act; or
xviii.	any other claims relating to the Executive’s hire, employment, or separation thereof.

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b.

Scope of the Agreement.  The foregoing shall in no event apply to any claims that, as a matter of applicable law, are not waivable.  American Water and the Executive agree that nothing in this Agreement prevents or prohibits the Executive from:  (i) making any disclosure of relevant and necessary information or documents in connection with any charge, action, investigation, or proceeding relating to this Agreement, or as required by law or legal process; (ii) participating, cooperating, or testifying in any charge, action, investigation, or proceeding with, or providing information to, any self-regulatory organization, governmental agency or legislative body, pursuant to the Sarbanes-Oxley Act; (iii) filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud, or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization; or (iv) challenging the knowing and voluntary nature of the release of ADEA claims pursuant to the OWBPA.  To the extent permitted by law, upon receipt of any subpoena, court order or other legal process compelling the disclosure of any such information or documents, the Executive agrees to give written notice within two (2) business days of receipt of such to American Water and prior to providing any response thereto so as to permit American Water to protect its interests in confidentiality to the fullest extent possible.  To the fullest extent provided by law, the Executive agrees and acknowledges, however, that the Executive is waiving any right to recover monetary damages in connection with any such charge, action, investigation or proceeding.  To the extent the Executive receives any monetary relief in connection with any such charge, action, investigation or proceeding, American Water will be entitled to an offset for the benefits made pursuant to this Agreement, to the fullest extent provided by law.

American Water and the Executive further agree that the Equal Employment Opportunity Commission (“EEOC”) and comparable state or local agencies have the authority to carry out their statutory duties by investigating charges, issuing determinations, and filing lawsuits in Federal or state court in their own name, or taking any action authorized by the EEOC or comparable state or local agencies.  The Executive retains the right to participate in any such action and to seek any appropriate non-monetary relief.  The Executive retains the right to communicate with the EEOC and comparable state or local agencies and such communication can be initiated by the Executive or in response to the government and such right is not limited by any non-disparagement claims.  American Water and the Executive agree that communication with employees plays a critical role in the EEOC’s enforcement process because employees inform the agency of employer practices that might violate the law.  For this reason, the right to communicate with the EEOC is a right that is protected by Federal law and the Agreement does not prohibit or interfere with those rights.  Notwithstanding the foregoing, the Executive agrees to waive any right to recover monetary damages in any charge, complaint or lawsuit filed by the Executive or by anyone else on the Executive’s behalf.

c.	Waiver of Claims under the ADEA. The Executive acknowledges and agrees that the Executive is waiving any claims under the ADEA, as amended by the OWBPA, and that:
i.	the Executive is receiving consideration which is in addition to anything of value to which the Executive otherwise would have been entitled;
ii.	the Executive fully understands the terms of this Agreement and the Executive enters into it voluntarily without any coercion on the part of any person or entity;
iii.	the Executive was given adequate time to consider all implications and to freely and fully consult with and seek the advice of whomever the Executive deemed appropriate and has done so;
iv.	the Executive was advised in writing, by way of this Agreement, to consult an attorney before signing this Agreement;
v.

the Executive was advised that the Executive has twenty-one (21) calendar days from the date hereof within which to consider this Agreement before signing it and, in the event that the Executive signs this Agreement and returns it back to the Company during this time period, said signing constitutes a knowing and voluntary waiver of this time period, and the Executive understands that any changes to this Agreement, whether material or not, do not restart the twenty-one (21) day period; and

vi.

the Executive has seven (7) calendar days after executing this Agreement within which to revoke this Agreement (the “Revocation Period”).  If the seventh day is a weekend or national holiday, the Executive has until the next business day to revoke.  If the Executive elects to revoke this Agreement, the Executive shall notify Leonard A. Crane, Vice President, Human Resources, in

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writing of the Executive’s revocation. Any determination of whether the Executive’s revocation was timely shall be determined by the date of actual receipt by Mr. Crane.
d.	Non-Released Claims. In addition to claims expressly permitted by this Agreement or by law and claims or actions identified in Section 4(b), the general release in this Section 4 does not apply to:
i.	any claims relating to amounts described in Section 4 of this Letter Agreement, to the extent such were earned and vested as of the Separation Date, but not paid prior to the Separation Date;
ii.	any claims to require the Company to honor its commitments set forth in this Agreement;
iii.	any claims for unemployment compensation or workers’ compensation; or
iv.	any claims to interpret or to determine the scope, meaning or effect of this Agreement.
e.

Adequacy of Consideration.  The Executive agrees that this Agreement (and, in particular, this Section 4) is supported by adequate consideration to which the Executive would otherwise not be entitled if the Executive did not sign this Agreement.

f.

Cooperation.  The Executive agrees that the Executive shall cooperate with the Releasees in the defense of any claim currently pending or hereinafter pursued against the Releasees without the payment of any additional compensation other than as set forth in this Agreement.  American Water shall pay the Executive for all of the Executive’s reasonable costs and expenses incurred in connection with such cooperation.  In the case of legal proceedings, the Executive agrees to notify, in writing, the individual then holding the office of General Counsel, American Water Works Service Company, Inc., 1025 Laurel Oak Road, Voorhees, NJ 08043, of any subpoena or other similar notice to give testimony or provide documentation within two (2) business days of receipt of the same and prior to providing any response thereto.  Nothing in this Agreement shall preclude the Executive from participating in and fully cooperating with any governmental investigation.

g.

Indemnification.  The Company agrees to hold harmless and indemnify the Executive for any and all claims arising out of any lawsuits, charges of discrimination, or wage claims (the “Cases”) for which the Executive would be indemnified if an executive of the Company, including reasonable attorney’s fees, costs and damages and other related litigation expenses.  To the extent the Executive was a covered insured by any Company insurance policy, nothing herein negates such coverage or indemnity provided by such policy.  The Company’s duty to indemnify and hold the Executive harmless shall not apply if the Executive fails to cooperate in the investigation or defense of the Cases or any other proceedings in which the Executive has been identified as a material witness.  To the extent that it is necessary for the Executive to retain counsel other than the Company’s counsel with respect to any matter, counsel shall be selected by the Company subject to approval by the Executive, which approval shall not be withheld unreasonably.

5.

Confidentiality.  Except as expressly permitted or required by this Agreement or by law and as set forth in Section 4(b), the Executive shall, at all times from and after the date hereof, keep all confidential and proprietary business information and trade secrets (as defined below) secret and confidential and shall not, directly or indirectly, disclose or use any of the confidential and proprietary business information and trade secrets.

a.

Confidentiality.  The Executive shall not at any time disclose the terms of this Agreement or the circumstances surrounding the Executive’s separation from American Water with any person or entity except that the Executive may disclose information about either subject matter with the Executive’s attorney, tax advisor or spouse/legal partner; provided, that the Executive’s attorney, tax advisor or spouse/legal partner first agrees to maintain the confidentiality of any disclosed information as a condition to receiving the information.  Notwithstanding the immediately preceding sentence, information regarding this Agreement which is publicly disclosed in an American Water press release or Company filing with the Securities and Exchange Commission shall not be subject to this restriction.  Nothing contained in this Agreement shall preclude the Executive from cooperating fully with any governmental investigation.

b.

Non-Disclosure of Confidential Information and Trade Secrets.  The Executive acknowledges that as an executive of American Water, the Executive had access to and was entrusted with the Company’s confidential and proprietary business information and trade secrets.  The Executive represents and agrees that, at all times prior to the Separation Date, the Executive has maintained and, on and at all times subsequent to the Separation Date, the Executive will continue to maintain such information in strict confidence and has not disclosed, used, transferred or sold and will not disclose, use, transfer or sell (directly or indirectly) such information to any third party (except as may be required by law or legal process or, while Executive was

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employed by the Company, the disclosure of such was necessary or appropriate for Executive to perform the duties of Executive’s employment with the Company) so long as such information or proprietary data remains confidential and has not been properly and lawfully disclosed or is not otherwise in the public domain.

c.

Definition of “Confidential and Proprietary Business Information and Trade Secrets”.  For purposes of this Agreement, “confidential and proprietary business information and trade secrets” includes, but is not limited to, all information about markets, key personnel, operational methods, proprietary intellectual property, real property, plans for future developments, projects in the pipeline, bid information, manuals, training materials, forms and procedures, policies, customer or prospective customer lists, customer related data, marketing plans and strategies, financial information, attorney-client privileged communications, attorney work product, documents relating to any of the foregoing, and other written and oral materials (whether computerized or on hard copy) which are related to the business of the Company, its subsidiaries and its affiliates and the confidentiality of which the Company attempts to maintain with reasonable efforts and which the Company has not released to the general public.

6.

Return of Property.  The Executive shall immediately return to American Water any and all property of the Company, its subsidiaries and its affiliates in the Executive's possession, including (without limitation) all papers, documents, business plans, project pipeline information, correspondence, office passes, telephones, blackberry/iPhone or other mobile telecommunications devices, credit cards, electronic or digitally stored information, and computer equipment.

7.

Resignation. The Executive shall sign letters of resignation effective as of the Separation Date where required to satisfy legal or governance requirements for such offices the Executive holds with the Company, its subsidiaries and its affiliates.

8.

Disparaging Statements.  Except as expressly permitted or required by this Agreement or by law and as set forth in Section 4(b), the Executive understands and agrees that as a condition for payment to the Executive of the consideration herein described, the Executive shall not make any false, disparaging or derogatory statements to any media outlet, industry group, financial institution, current, former or prospective employee or executive, consultant, vendor, client or customer of the Company regarding the Company or any of its directors, officers, employees, agents or representatives or about the Company’s business affairs, information technology division, or financial condition.  The Company shall not make any false, disparaging or derogatory statements to any media outlet, industry group, financial institution, current or prospective employer of the Executive regarding the Executive.

9.

Non-Admissions.  The Parties agree that this Agreement shall not in any way be construed as an admission by the Company, the Executive or the Releasees that any of them has acted wrongfully with respect to any matter whatsoever, including without limitation any matter relating to the Executive’s employment or the termination thereof.

10.

Tax Withholding.  Notwithstanding any other provision of this Agreement, American Water shall, to the extent required by law, withhold applicable federal, state and local income and other taxes from any payments due to Executive hereunder.  Executive shall be solely responsible for all taxes that result from Executive’s receipt of the payments, benefits and distributions to be provided under this Agreement, and none of American Water nor any of its subsidiaries or affiliates makes nor have they made any representation, warranty or guarantee of any federal, state or local tax consequences to Executive of Executive’s receipt of any payment, benefit or distribution hereunder, including, but not limited to, under section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

11.

Obligation to Cooperate. Following the Separation Date, if, in connection with any investigation, governmental inquiry, threatened litigation or filed litigation involving the Company, Executive is called upon to assist the Company, to provide evidence, or testify in any manner, Executive agrees to fully cooperate with the Company, irrespective of whether such investigation, governmental inquiry, threatened litigation or filed litigation occurs during the Severance Period or thereafter.  If requested by the Company, Executive agrees to be present and participate in the trial related to any such matter.  Executive will, to the extent permitted by applicable law, be reimbursed for Executive’s reasonable costs and expenses.

12.

Section 409A.  To the extent applicable, this Agreement is intended to comply with the applicable provisions of section 409A of the Code.  Accordingly, all provisions herein are intended to be construed and interpreted to comply with section 409A of the Code or an exemption therefrom.  Further, for purposes of section 409A of the Code, it is intended that each payment provided for hereunder, including each payment under a right to receive installment payments, be treated as a separate payment.  Executive understands and agrees that none of the Company nor any of the other Releasees (i) have any obligation to indemnify or otherwise protect Executive from the obligation to pay any taxes pursuant to section 409A of the Code and (ii) makes or has made any representation, warranty or guarantee to Executive of compliance under section 409A of the Code.

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13.	General Terms.
a.

Notices.  All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient two (2) business days after the date when sent to the recipient by reputable express courier service (charges prepaid) or four (4) business days after the date when mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid.  Such notices, demands and other communications shall be sent to the Executive and to the Company at the addresses set forth below or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

If to Executive:

Kellye L Walker

1670 Cloverly Lane

Jenkintown, PA 19046

If to Company:

Walter J. Lynch

American Water Works Service Company, Inc.

1025 Laurel Oak Road

Voorhees, NJ 08043

b.

Modification.  This Agreement sets forth the entire understanding of the Company and the Executive as to the subject matter contained herein and can be modified only by a writing signed by both the Executive and a duly authorized agent of American Water.

c.

Entire Agreement.  This Agreement constitutes the entire understanding and agreement between the Company and the Executive hereto with respect to severance payments and other payments described herein and the settlement of claims against the Company and cancels all previous oral and written negotiations, agreements, commitments and writings in connection therewith.

d.

Assignment.  All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the Company and the Executive hereto.

e.

Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, insofar as the foregoing can be accomplished without materially affecting the economic benefits anticipated by the parties to this Agreement.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

f.

Counterparts.  This Agreement may be executed in one or more counterparts, which shall, collectively or separately, constitute one agreement.  Signatures delivered by facsimile (including, without limitation, by portable document format (“pdf”)) shall be effective for all purposes.

g.

Choice of Law and Forum.  This Agreement shall be governed by the substantive law of the State of New Jersey without regard to its conflict of law rules.  The Company and the Executive consent to the exclusive jurisdiction of the courts of New Jersey to adjudicate any and all disputes arising between them and hereby waive any and all objections based on alleged lack of personal jurisdiction.

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The Company and the Executive have carefully read and understand all of the provisions of this Agreement.  They enter into this Agreement freely, knowingly, and voluntarily.  In entering into this Agreement, neither the Company nor the Executive is relying upon any representations or promises not expressly set forth in this Agreement.  Intending to be legally bound to this Agreement, the Company’s representative and the Executive sign their names below.

American Water Works Company, Inc.

By:	/s/ Susan N. Story
Susan N. Story
President and Chief Executive Officer

Dated:	1/06/15	, 2015

American Water Works Service Company, Inc.

By:	/s/ Walter J. Lynch
Walter J. Lynch
Chief Operating Officer, Regulated Operations

Dated:	1/6/15	, 2015

Executive

/s/ Kellye L. Walker
Kellye L. Walker

Dated:	January 6	, 2015

KLW Executive's Initials